Exhibit 4.39

WARRANT PURCHASE AGREEMENT

THIS WARRANT PURCHASE AGREEMENT, dated as of the date of acceptance set forth below (this “Agreement”), is entered into by and between Youngevity International, Inc., a Delaware corporation, with headquarters located at 2400 Boswell Road, Chula Vista, California 91914 (the “Company”), and Carl Grover, having an address at 1010 South Ocean Blvd, Apt. 107, Pompano Beach, Florida 33062 (“Grover”).

W I T N E S S E T H:

WHEREAS, Grover has agreed to enter into a Credit Agreement with CLR Roasters, LLC and the Silas Family Plantation Group S.A. (the “Credit Agreement”) to provide up to $5 million in secured credit loans thereunder;

WHEREAS, in order to induce Grover to enter into the Credit Agreement the Company desires to issue to Grover a warrant to purchase 250,000 shares of its common stock, par value $.001 per share, in the form attached hereto as Exhibit A (the “Warrant”) and a second warrant to purchase 250,000 shares of its common stock, par value $.001 per share, in the form attached hereto as Exhibit B (the “Second Warrant”; and together with the Warrants, the “Warrants”);

WHEREAS, the Company and Grover are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded, inter alia, by Regulation 506 under Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), and/or Section 4(a)(2) of the 1933 Act.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. AGREEMENT TO PURCHASE; PURCHASE PRICE.

In consideration of Grover’s entry into the Credit Agreement, the Company hereby agrees to issue the Warrants to Grover.

2. BUYER REPRESENTATIONS, WARRANTIES, ETC.; ACCESS TO INFORMATION; INDEPENDENT INVESTIGATION.

Grover represents and warrants to, and covenants and agrees with, the Company as follows:

a. Grover is acquiring the Warrant and any underlying common stock issued in connection therewith for its own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof;

b. Grover is (i) an “accredited investor” as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(5), and (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the Note;

c. All subsequent offers and sales of the Warrants or the common stock underlying the Warrants by Grover shall be made pursuant to registration under the 1933 Act or pursuant to an exemption from registration;

d. Grover understands that the Warrants are being offered and sold to him in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and Grover’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of Grover set forth herein in order to determine the availability of such exemptions and the eligibility of Grover to acquire the Warrants;

e. Grover and his advisors, if any, have read the Company’s filings with the Securities and Exchange Commission and have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Warrants which have been requested by Grover. Grover and his advisors, if any, have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any such inquiries;

f. Grover understands that an investment in the Warrants and the common stock underlying the Warrants involves a high degree of risk;

g. Grover understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Warrants; and

h. This Agreement has been duly and validly authorized, executed and delivered on behalf of Grover and is a valid and binding agreement of Grover enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally

3. COMPANY REPRESENTATIONS, ETC.

The Company represents and warrants to Grover that:

a. Reporting Company Status. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary other than those jurisdictions in which the failure to so qualify would not have a material and adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of the Company. The Company has registered its Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Common Stock is listed and traded on the Nasdaq Stock Market.

b. Authorized Shares. The Company has authorized and reserved for issuance, free from preemptive rights, shares of its common stock equal to the number of shares issuable upon and exercise of the Warrants (the “Warrant Shares”). The Warrant Shares have been duly authorized, and when issued, will be duly and validly issued, fully paid and non-assessable and will not subject the holder thereof to personal liability by reason of being such holder.

c. Securities Purchase Agreement. The Warrants, this Agreement and the transactions contemplated hereby have been duly and validly authorized by the Company, the Warrants and this Agreement have been duly executed and delivered by the Company and, when executed and delivered by the Company, will each be, a valid and binding agreement of the Company enforceable in accordance with their terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors’ rights generally.

d. Non-contravention. The execution and delivery of this Agreement by the Company, the issuance of the Warrants, and the consummation by the Company of the other transactions contemplated by this Agreement do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under (i) the articles of incorporation or by-laws of the Company, (ii) any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, (iii) to its knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or (iv) to its knowledge, order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company or any of its properties or assets, except such conflict, breach or default which would not have a material adverse effect on the transactions contemplated herein. The Company is not in violation of any material laws, governmental orders, rules, regulations or ordinances to which its property, real, personal, mixed, tangible or intangible, or its businesses related to such properties, are subject.

e. Approvals. No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market is required to be obtained by the Company for the issuance and sale of the Warrants to Grover as contemplated by this Agreement, except such authorizations, approvals and consents that have been obtained.

f. SEC Documents, Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d). The Company has not provided to Grover any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement.

4. CERTAIN COVENANTS AND ACKNOWLEDGMENTS.

a. Restrictive Legend. Grover acknowledges and agrees that the Warrants and the Warrant Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer thereof):

[THIS WARRANT][THESE SHARES] [HAS][HAVE] NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.]

b. Transfer Restrictions. Grover acknowledges that (1) neither the Warrants nor the Warrant Shares have been registered under the provisions of the 1933 Act and may not be transferred unless (A) subsequently registered thereunder, or (B) Grover shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; and (2) any sale of any such securities made in reliance on Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of the securities under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder.

c. Filings. The Company undertakes and agrees to make all necessary filings in connection with the issuance of the Warrants to Grover under any United States laws and regulations, or by any domestic securities exchange or trading market, and to provide a copy thereof to Grover promptly after such filing.

5. GOVERNING LAW: MISCELLANEOUS. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

6. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute one and the same instrument. Conveyance of an electronic copy of the signed document will constitute execution and delivery.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement intending to be bound.

YOUNGEVITY INTERNATIONAL, INC.

By: /s/ Dave Briskie
Name: David Briskie
Title: President and Chief Financial Officer

/s/ Carl Grover
Carl Grover